Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Public Accountants

Consolidated Balance Sheets as of December 31, 2003 and 2002

Consolidated Statements of Operations for the years ended
   December 31, 2003, 2002 and 2001

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2003, 2002 and 2001

Consolidated Statements of Cash Flows for the years ended
   December 31, 2003, 2002 and 2001

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Westport Resources Corporation:

We have audited the 2003 and 2002 consolidated financial statements of Westport Resources Corporation (a Nevada corporation) and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The 2001 consolidated financial statements of Westport Resources Corporation and subsidiaries as listed in the accompanying index were audited by other auditors who have ceased operations. Those auditors’ report, dated March 1, 2002, on those consolidated financial statements was unqualified and included an explanatory paragraph that described the change in the Company’s method of accounting for derivative instruments and hedging activities discussed in Notes 1 and 3 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westport Resources Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 3 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001. As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligation,” as of January 1, 2003.

KPMG LLP

Denver, Colorado

February 13, 2004

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

THE FOLLOWING REPORT IS A COPY OF THE PREVIOUSLY ISSUED REPORT FROM ARTHUR ANDERSEN LLP (ANDERSEN). ANDERSEN DID NOT PERFORM ANY PROCEDURES IN CONNECTION WITH THIS CURRENT REPORT ON FORM 8-K. ACCORDINGLY, THIS REPORT HAS NOT BEEN REISSUED BY ANDERSEN.

To Westport Resources Corporation:

We have audited the accompanying consolidated balance sheets of Westport Resources Corporation (a Nevada corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westport Resources Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Notes 1 and 4 to the consolidated financial statements, on January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities.

ARTHUR ANDERSEN LLP

Denver, Colorado

March 1, 2002

WESTPORT RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$73,658	$42,761
Accounts receivable, net	86,934	73,549
Derivative assets	3,728	14,861
Prepaid expenses and other assets	17,202	13,358
Total current assets	181,522	144,529
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method:
Proved properties	2,707,228	2,138,471
Unproved properties	119,331	104,430
	2,826,559	2,242,901
Less accumulated depletion, depreciation and amortization	(721,631)	(481,396)
Net oil and gas properties	2,104,928	1,761,505
Field services assets	40,226	39,185
Less accumulated depreciation	(1,135)	—
Net field services assets	39,091	39,185
Building and other office furniture and equipment	10,926	9,686
Less accumulated depreciation	(5,380)	(3,933)
Net building and other office furniture and equipment	5,546	5,753
Other assets:
Long-term derivative assets	23,105	14,824
Goodwill	244,640	246,712
Other assets	18,431	21,033
Total other assets	286,176	282,569
Total assets	$2,617,263	$2,233,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,697	$51,158
Accrued expenses	45,136	39,209
Ad valorem taxes payable	13,847	8,988
Derivative liabilities	107,529	56,156
Income taxes payable	2,499	86
Current asset retirement obligation	8,017	—
Total current liabilities	256,725	155,597
Long-term debt	980,885	799,358
Deferred income taxes	118,024	124,530
Long-term derivative liabilities	38,022	21,305
Long-term asset retirement obligation	62,709	745
Total liabilities	1,456,365	1,101,535
Commitments and contingencies (Note 12)
Stockholders’ equity:
6 1/2% Convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 2,930,000 issued and outstanding at December 31, 2003 and 2002, respectively	29	29
Common stock, $.01 par value; 70,000,000 shares authorized; 67,571,525 and 66,823,830 shares issued and outstanding at December 31, 2003 and 2002, respectively	675	668
Additional paid-in capital	1,167,008	1,150,345
Treasury stock — at cost; 38,610 and 33,617 shares at December 31, 2003 and 2002, respectively	(583)	(469)
Retained earnings	64,346	2
Accumulated other comprehensive income (loss):
Deferred hedge loss, net	(70,776)	(18,408)
Cumulative translation adjustment	199	(161)
Total stockholders’ equity	1,160,898	1,132,006
Total liabilities and stockholders’ equity	$2,617,263	$2,233,541

The accompanying notes are an integral part of these consolidated financial statements.

WESTPORT RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Operating revenues:
Oil and natural gas sales	$813,882	$428,430	$317,278
Hedge settlements	(102,368)	(1,276)	2,091
Gathering income	3,456	—	—
Non-hedge derivative settlements	2,653	822	15,300
Non-hedge change in fair value of derivatives	9,501	(26,723)	14,323
Gain (loss) on sale of operating assets, net	6,565	(1,685)	(132)
Net revenues	733,689	399,568	348,860
Operating costs and expenses:
Lease operating expenses	101,032	89,328	55,315
Production taxes	45,659	23,954	13,407
Transportation costs	13,355	7,961	5,157
Gathering expense	2,977	—	—
Exploration	58,731	32,390	31,313
Depletion, depreciation and amortization	260,604	203,093	124,059
Impairment of proved properties	18,166	19,700	9,423
Impairment of unproved properties	27,556	9,961	6,974
Stock compensation expense, net	7,744	4,608	719
General and administrative	30,079	23,629	17,678
Total operating expenses	565,903	414,624	264,045
Operating income (loss)	167,786	(15,056)	84,815
Other income (expense):
Interest expense	(56,225)	(34,836)	(13,196)
Interest income	743	546	1,668
Change in interest rate swap fair value	—	226	4,960
Loss on debt retirement	(920)	—	—
Other	722	1,002	211
Income (loss) before income taxes	112,106	(48,118)	78,458
Benefit (provision) for income taxes:
Current	(14,233)	2,094	(2,006)
Deferred	(25,352)	17,458	(26,631)
Total benefit (provision) for income taxes	(39,585)	19,552	(28,637)
Net income (loss) before cumulative effect of change in accounting principle	72,521	(28,566)	49,821
Cumulative effect of change in accounting principle (net of tax effect of $1,962)	(3,414)	—	—
Net income (loss)	69,107	(28,566)	49,821
Preferred stock dividends	(4,763)	(4,762)	(1,587)
Net income (loss) available to common stockholders	$64,344	$(33,328)	$48,234
Weighted average number of common shares outstanding:
Basic	67,116	53,007	43,408
Diluted	68,103	53,007	44,168
Net income (loss) per common share:
Basic:
Net income (loss) before cumulative effect of change in accounting principle	$1.01	$(0.63)	$1.11
Cumulative effect of change in accounting principle	(0.05)	—	—
Net income (loss) available to common stockholders	$0.96	$(0.63)	$1.11
Diluted:
Net income (loss) before cumulative effect of change in accounting principle	$0.99	$(0.63)	$1.09
Cumulative effect of change in accounting principle	(0.05)	—	—
Net income (loss) available to common stockholders	$0.94	$(0.63)	$1.09

The accompanying notes are an integral part of these consolidated financial statements.

WESTPORT RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

								Retained	Accumulated
					Additional	Treasury		Earnings	Other
	Preferred Stock		Common Stock		Paid-in	Common Stock		(Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit)	Income (Loss)	Equity Total
	(In thousands)
Balance at December 31, 2000	—	$—	38,419	$384	$472,576	—	$—	$(14,904)	$—	$458,056
Stock issuance for Belco merger	2,930	29	13,587	136	403,959	—	—	—	—	404,124
Repurchase of common stock	—	—	—	—	—	(30)	(408)	—	—	(408)
Option plan compensation	—	—	—	—	367	—	—	—	—	367
Stock options exercised	—	—	51	1	706	—	—	—	—	707
Preferred stock dividends paid	—	—	—	—	—	—	—	(1,587)	—	(1,587)
Restricted stock issued	—	—	36	—	352	—	—	—	—	352
Comprehensive income:
Net income	—	—	—	—	—	—	—	49,821	—	49,821
Cumulative effect of change in accounting principle									(3,100)	(3,100)
Change in fair value of derivative hedging instruments									13,292	13,292
Hedge settlements reclassified to income									(1,328)	(1,328)
Total other comprehensive income										58,685
Balance at December 31, 2001	2,930	29	52,093	521	877,960	(30)	(408)	33,330	8,864	920,296
Proceeds from issuance of common stock	—	—	14,625	146	266,290	—	—	—	—	266,436
Repurchase of common stock	—	—	—	—	—	(4)	(61)	—	—	(61)
Option plan compensation	—	—	—	—	4,333	—	—	—	—	4,333
Stock options exercised	—	—	105	1	1,467	—	—	—	—	1,468
Stock issuance to directors	—	—	—	—	20	—	—	—	—	20
Preferred stock dividends paid	—	—	—	—	—	—	—	(4,762)	—	(4,762)
Restricted stock issued	—	—	—	—	275	—	—	—	—	275
Comprehensive income:
Net loss	—	—	—	—	—	—	—	(28,566)	—	(28,566)
Change in fair value of derivative hedging instruments									(27,981)	(27,981)
Hedge settlements reclassified to income									709	709
Currency translation adjustment									(161)	(161)
Total other comprehensive income										(55,999)
Balance at December 31, 2002	2,930	29	66,823	668	1,150,345	(34)	(469)	2	(18,569)	1.132,006
Proceeds from issuance of common stock	—	—	—	—	154	—	—	—	—	154
Repurchase of common stock	—	—	—	—	—	(5)	(114)	—	—	(114)
Option plan compensation	—	—	—	—	7,624	—	—	—	—	7,624
Stock options exercised	—	—	598	6	8,707	—	—	—	—	8,713
Stock issuance to directors	—	—	5	—	59	—	—	—	—	59
Preferred stock dividends paid	—	—	—	—	—	—	—	(4,763)	—	(4,763)
Restricted stock issued	—	—	146	1	119	—	—	—	—	120
Comprehensive income:
Net income	—	—	—	—	—	—	—	72,521	—	72,521
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(3,414)	—	(3,414)
Change in fair value of derivative hedging instruments									(117,372)	(117,372)
Hedge settlements reclassified to income									65,004	65,004
Currency translation adjustment									360	360
Total other comprehensive income										17,099
Balance at December 31, 2003	2,930	$29	67,572	$675	$1,167,008	(39)	$(583)	$64,346	$(70,577)	$1,160,898

The accompanying notes are an integral part of these consolidated financial statements.

WESTPORT RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$69,107	$(28,566)	$49,821
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	260,604	203,093	124,059
Exploratory dry hole costs	39,289	19,546	19,273
Impairment of proved properties	18,166	19,700	9,423
Impairment of unproved properties	27,556	9,961	6,974
Deferred income taxes	25,352	(17,458)	26,631
Stock compensation expense	7,744	4,608	719
Change in derivative fair value	(9,501)	26,723	(14,323)
Amortization of financing fees	1,275	2,438	435
Loss (gain) on sale of assets	(6,565)	1,685	132
Cumulative change in accounting principle, net of tax	3,414	—	—
Other	(112)	(274)	—
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(25,429)	(2,909)	10,126
Decrease in net derivative liabilities	(5,178)	(9,636)	(23,245)
Decrease (increase) in prepaid expenses and other assets	(4,883)	(5,031)	1,051
Increase (decrease) in accounts payable	28,616	(6,573)	(6,240)
Increase (decrease) in accrued expenses	630	8,105	(8,474)
Increase (decrease) in ad valorem taxes payable	4,858	(851)	(1,130)
Increase (decrease) in income taxes payable	3,826	(477)	301
Decrease in other liabilities	(2,052)	(887)	(260)
Net cash provided by operating activities	436,717	223,197	195,273
Cash flows from investing activities:
Additions to property and equipment	(277,008)	(147,612)	(187,925)
Proceeds from sales of assets	13,378	13,311	5,536
Other acquisitions	(332,751)	(679,890)	(6,319)
Other	—	28	22
Net cash used in investing activities	(596,381)	(814,163)	(188,686)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	8,867	267,787	576
Repurchase of common stock	(114)	(61)	(408)
Proceeds from issuance of long-term debt	413,875	639,000	590,000
Repayments of long-term debt	(226,311)	(285,000)	(577,585)
Preferred stock dividends	(4,763)	(4,762)	(1,587)
Loss on retirement of debt	(920)	—	—
Gain on interest rate swap cancellation	—	3,705	—
Financing fees	(639)	(14,273)	(10,153)
Net cash provided by financing activities	189,995	606,396	843
Net increase in cash and cash equivalents	30,331	15,430	7,430
Effect of exchange rate changes on cash and cash equivalents	566	(253)	—
Cash and cash equivalents, beginning of year	42,761	27,584	20,154
Cash and cash equivalents, end of year	$73,658	$42,761	$27,584
Supplemental cash flow information:
Cash paid for interest	$55,509	$37,426	$14,065
Cash paid for income taxes	$10,418	$44	$1,700
Supplemental schedule of non-cash investing and financing activities:
Common stock and stock options issued in connection with the Belco and EPGC mergers, respectively	$—	$—	$349,919
Liabilities and preferred stock assumed in connection with the Belco and EPGC mergers, respectively	$—	$—	$662,089

The accompanying notes are an integral part of these consolidated financial statements.

WESTPORT RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                    Description of Business and Summary of Significant Accounting Policies

On August 21, 2001, the stockholders of each of Westport Resources Corporation, a Delaware corporation (“Old Westport”), and Belco Oil & Gas Corp., a Nevada corporation (“Belco”), approved the Agreement and Plan of Merger dated as of June 8, 2001 (the “Merger Agreement”) between Belco and Old Westport. Pursuant to the Merger Agreement, Old Westport was merged with and into Belco (the “Merger”), with Belco surviving as the legal entity and changing its name to Westport Resources Corporation (the “Company” or “Westport”). The merger of Old Westport into Belco was accounted for as a purchase transaction for financial accounting purposes. Because former Old Westport stockholders owned a majority of the outstanding Westport common stock as a result of the Merger, the Merger was accounted for as a reverse acquisition in which Old Westport is the purchaser of Belco. Business activities of the Company include the exploration for and production of oil and natural gas primarily in the Gulf of Mexico, the Rocky Mountains, the Gulf Coast and the West Texas/Mid Continent area.

A summary of the Company’s significant accounting policies follows:

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The total carrying amount of cash and cash equivalents approximates the fair value of such instruments.

Revenue Recognition

The Company follows the sales method of accounting for oil and natural gas revenues. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.

Transportation Costs

In accordance with Emerging Issues Task Force Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company excludes the effects of direct transportation costs from oil and gas revenues and records such transportation costs as a separate line in the statement of operations.

Natural Gas Balancing

The Company uses the sales method of accounting for natural gas imbalances. Under this method, revenue is recognized based on cash received rather than the Company’s proportionate share of natural gas produced. Natural gas imbalances at December 31, 2003 and 2002 were not significant.

Oil and Natural Gas Properties

The Company accounts for its oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisition, successful exploratory wells and all development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and natural gas production costs. All of the Company’s oil and natural gas properties are located within the continental United States, the Gulf of Mexico and Canada.

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. In applying this statement, the Company estimates the expected future cash flows of its oil and gas properties, on a field-by-field basis, and compares such future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include estimates of reserves, future commodity prices, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the expected future cash flows. The Company has chosen to use the traditional present value approach to determine the fair value as opposed to the expected present value method. In the traditional present value approach, a single set of estimated cash flows and a single interest rate (commensurate with the risk) are used to estimate fair value. In the expected present value approach, multiple cash flow scenarios reflecting the range of possible outcomes and a risk-free rate are used to estimate fair value. Using the expected present value method could result in different (and possibly higher) amounts for property impairments than those calculated using the traditional present value method. In 2003, 2002 and 2001, the Company recorded proved property impairments of $18.2 million, $19.7 million and $9.4 million, respectively. The impairments for 2003 consisted of $0.1 million for North Dakota in the Northern Division, $7.5 million for offshore oil and natural gas properties in the Gulf of Mexico Division and $10.6 million for Texas, Kansas and Oklahoma oil and natural gas properties in the Southern Division. The impairments for 2002 consisted of $12.2 million for Wyoming, North Dakota and Montana oil and natural gas properties in the Northern Division, $1.4 million for offshore oil and natural gas properties in the Gulf of Mexico Division and $6.1 million for Texas and Oklahoma oil and natural gas properties in the Southern Division. The impairments for 2001 consisted of $5.8 million for Wyoming oil and natural gas properties in the Northern Division, $3.1 million for offshore oil and natural gas properties in the Gulf of Mexico Division and $0.5 million for Oklahoma oil and natural gas properties in the Southern Division. Several factors can cause a producing oil and natural gas property to become impaired, including a decrease in oil and natural gas prices resulting in a decrease in oil and natural gas reserve value, unsuccessful development drilling and a decline in oil and natural gas reserve value due to reserve volume reductions in underperforming fields. Future changes in any of the above-referenced factors could result in the Company recording proved property impairment charges in future periods. Gains and losses resulting from the disposition of proved properties are included in operations.

Capitalized costs of proved properties are depleted on a field-by-field basis using the units-of-production method based upon proved oil and natural gas reserves. The amortizable base of the Company’s properties includes estimated dismantlement, restoration and abandonment costs, net of estimated salvage values. The Company adopted SFAS 143 “Accounting for Asset Retirement Obligations” on January 1, 2003. SFAS 143 requires that an asset retirement cost be capitalized as part of the cost of the asset.

Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. Management’s assessment of the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects impact the amount and timing of impairment provisions. In 2003, 2002 and 2001, the Company recorded unproved property impairments of $27.6 million, $10.0 million and $7.0 million, respectively. The impairments for 2003 consisted of $7.7 million for Wyoming and North Dakota leases in the Northern Division, $12.7 million for offshore leases in the Gulf of Mexico Division, $7.0 million for Texas, Oklahoma and Louisiana leases in the Southern Division and $0.2 million for Utah in the Western Division. The impairments for 2002 consisted of $3.9 million for Wyoming and North Dakota leases in the Northern Division, $4.0 million for offshore leases in the Gulf of Mexico Division and $2.1 million for Texas and Louisiana leases in the Southern Division. The impairments for 2001 consisted of $7.0 million for offshore leases held in the Gulf of Mexico Division. Factors leading to recording unproved property impairments include lease expirations and an assessment of the lack of exploration opportunities existing on a lease. Future changes in any of the above-referenced factors could result in the Company recording unproved property impairment charges in future periods. Sales proceeds from unproved oil and natural gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and natural gas properties.

Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 addresses accounting and reporting for business combinations and is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses the accounting and reporting for acquired goodwill and other intangible assets.

SFAS No. 142 eliminates the requirement to amortize acquired goodwill; instead, such goodwill is to be reviewed at least annually for impairment. Westport recorded goodwill in connection with the Merger for its cost or investment in excess of the fair value of the net acquired assets as of August 21, 2001. In accordance with the provisions of SFAS No. 142 no goodwill amortization has been recorded. Westport adopted SFAS No. 142 effective January 1, 2002.

In accordance with SFAS No. 142, Westport was required to perform an initial impairment review of its goodwill as of January 1, 2002 and will perform an annual impairment review hereafter. Westport completed the initial step of the transitional goodwill impairment test during the second quarter of fiscal 2002 in accordance with the provisions of SFAS No. 142, which requires that this step be completed within six months from the date of adoption. This step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. Based on results of these comparisons, goodwill in each of Westport’s reporting units had not been impaired as of June 30, 2002. The factors used to determine fair value include estimates of reserves, future commodity prices, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the expected future cash flows.  Management has chosen to use the traditional present value approach to determine the fair value as opposed to the expected present value method.  In the traditional present value approach, a single set of estimated cash flows and a single interest rate (commensurate with the risk) are used to estimate fair value.  In the expected present value approach, multiple cash flow scenarios reflecting the range of possible outcomes and a risk-free rate are used to estimate fair value.  Using the expected present value method could result in different (and possibly higher) impairment charges than those calculated using the traditional present value method. Westport performed its annual impairment review as of December 31, 2003 and 2002 and there was no impairment of goodwill.

At the closing of the Merger the Company prepared a preliminary allocation of the purchase price among the assets and liabilities as of the closing date based on the information provided by Belco.  The purchase price exceeded the fair value of the assets acquired and, as a result, the Company recorded goodwill.

In its pre-closing engineering review of Belco’s properties, the Company focused on the proved reserves, which accounted for the majority of the value of the transaction.  For those reserves, the Company reviewed the data provided by Belco and engaged independent reserve engineers to confirm the Company’s reserve estimates.  For Belco’s lower-valued properties the Company focused on the proved reserves that were generating current cash flow (i.e., the proved developed producing assets).  Because of the large volume of data involved, limited available review time and relatively low portion of the total transaction value represented, the Company generally relied on reserve engineering presented by Belco with respect to the proved non-producing and proved undeveloped reserves on these lower-valued properties.  The Company used this information in making its preliminary allocation of the purchase price and subsequently conducted a thorough post-closing review of these properties as part of its final purchase price allocation.

The post-closing evaluation was completed in the second quarter of 2002, resulting in the reclassification to goodwill of $19.7 million from unproved properties and $10.3 million from proved properties.  The Company also increased goodwill by $1.9 million to reflect additional Merger costs and other miscellaneous adjustments.  The information that caused the adjustment was not known by us at closing because the volume of data relating to the acquired enterprise and limited time available between execution of the Merger agreement and the closing made a detailed review impracticable.

The $19.7 million adjustment to unproved properties resulted from a determination that the actual inventory of net unproved acreage acquired in the Merger consisted of 517,248 net undeveloped acres, rather than the 707,179 net undeveloped acres reported by Belco in connection with the Merger.  This 189,931 net acre reduction was the result of three components affecting Belco’s net undeveloped acreage figures: (1) expiration of rights to certain acreage prior to the closing date; (2) the failure to initiate or cessation of development activities necessary to maintain unearned option acreage; and (3) a duplication of acreage that Westport had included in proved property.  Using the same per acre market value used in its original valuation, Westport reduced the value assigned to the reduced acreage included in Belco’s unproved properties by $19.7 million and transferred that amount to goodwill.

After the Merger, the Company engaged a third party engineering firm to assess the fair value of certain lower-valued Belco properties for possible sale or trade.  These properties included approximately 30 fields comprising a portion of the lower 15% of the value of Belco properties acquired in the Merger.  The third party engineering firm determined that the fair value of some those properties was lower than had been estimated at the time of the Merger.  The reduction in fair value was based on the discovery that anticipated modifications to waterfloods that had been assumed in the Belco engineering report used in the Company’s preliminary valuation had not in fact occurred by the time of the closing, and were not occurring on the offset or adjacent leases.  As a result, the Company reallocated approximately $10.3 million from the affected proved properties to goodwill.

The following table summarizes the goodwill allocation to the reporting units as of December 31, 2003.

	Northern Division Segment	Southern Division Segment	Total
	(In thousands)
Goodwill acquired (August 21, 2001)	$33,416	$181,428	$214,844
Adjustments confirmed by information received subsequent to the Merger that existed at the date of the Merger	—	31,868	31,868
Balance as of December 31, 2002	33,416	213,296	246,712
Sale of properties	(402)	(1,670)	(2,072)
Balance as of December 31, 2003	$33,014	$211,626	$244,640

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and natural gas companies.  The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights associated with extracting oil and natural gas as intangible assets in the balance sheet, apart from other capitalized oil and natural gas property costs, and to provide specific footnote disclosures.  Historically, we have included the costs of mineral/drilling rights associated with extracting oil and natural gas as tangible assets and as a component of oil and natural gas properties.  If it is ultimately determined that SFAS No. 142 requires oil and natural as companies to classify costs of mineral rights associated with extracting oil and natural gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify the amounts as follows:

	December 31,
	2003	2002
INTANGIBLE ASSETS:
Proved leasehold acquisition costs	$1,434,134,563	$1,089,490,036
Unproved leasehold acquisition costs	119,330,993	104,430,055
Total leasehold acquisition costs	1,553,465,556	1,193,920,091
Less accumulated depletion	(227,819,127)	(168,081,488)
Net leasehold acquisition costs	$1,325,646,429	$1,025,838,603

Westport’s cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with SFAS No. 144.  Further, the Company does not believe the classification of the costs of mineral rights associated with extracting oil and natural gas as intangible assets would have any impact on its compliance with covenants under its debt agreements.

Capitalized Interest

The Company capitalizes interest on expenditures of significant exploration and development projects while activities are in progress to bring the assets to their intended use.  The Company began capitalizing interest in 2002 during which $45,000 was capitalized.  In 2003, $144,000 was capitalized.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Earnings (Loss) per Common Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock. All options to purchase common shares were excluded from the computation of diluted earnings per share in 2002 because they were antidilutive as a result of the Company’s net loss in that year. Dilutive securities of the Company consist entirely of outstanding options to purchase the Company’s common stock. The Company’s 6 ½% convertible preferred stock was antidilutive for the period it has been outstanding.

Consolidated Statements of Cash Flows

For purposes of the Statements of Cash Flows, the costs of exploratory dry holes are included in cash flows from investing activities.

Income Taxes

The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of those assets and liabilities. SFAS No. 109 also requires the recording of a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Building, Office Furniture and Equipment and Leasehold Improvements

Building, office furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of three to 20 years. Leasehold improvements are amortized over the life of the related lease. Maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of office furniture and equipment are included in operations.

Derivative Activity

The Company periodically enters into commodity derivative contracts and fixed-price physical contracts to manage its exposure to oil and natural gas price volatility. The Company primarily utilizes future contracts, swaps or options which are generally placed with major financial institutions or with counterparties of high credit quality that the Company believes are minimal credit risks. The oil and natural gas reference prices of these commodity derivatives contracts are based upon crude oil and natural gas futures which have a high degree of historical correlation with actual prices received by the Company.

On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Under SFAS No. 133 all derivative instruments are recorded on the balance sheet at fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. For qualifying cash flow hedges, the gain or loss on the derivative is deferred in accumulated other comprehensive income (loss) to the extent the hedge is effective. For qualifying fair value hedges, the gain or loss on the derivative is offset by related results of the hedged item in the income statement. Gains and losses on hedging instruments included in accumulated other comprehensive income (loss) are reclassified to oil and natural gas sales revenue in the period that the related production is delivered. Derivative contracts that do not qualify for hedge accounting treatment are recorded as derivative assets and liabilities at fair value in the consolidated balance sheet, and the associated unrealized gains and losses are recorded as current expense or income in the consolidated statement of operations. While such derivative contracts do not qualify for hedge accounting, management believes these contracts can be utilized as an effective component of CPRM activities to help reduce volatility of expected revenues. See Notes 3 and 7.

Stock Compensation Expense

Stock compensation expense consists of noncash charges resulting from the application of the provisions of FASB Interpretation No. 44 to certain stock options granted to employees and issuance of restricted stock to certain employees. Under Interpretation No. 44 the Company is required to measure compensation cost on stock options that are considered to be variable awards until the date of exercise, forfeiture or expiration of such options. Compensation cost is measured for the amount of any increases in the Company stock price and recognized over the remaining vesting period of the options. Any decrease in the Company stock price will be recognized as a decrease in compensation cost limited to the amount of compensation cost previously recognized as a result of an increase in the Company stock price.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amount of the Company’s long-term debt approximates fair value based on the variable borrowing rate of the credit facility and the interest rate swaps in place that hedge the fair value of a portion of the senior subordinated notes.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s consolidated financial statements are based on a number of significant estimates including oil and natural gas reserve quantities which are the basis for the calculation of depletion, impairment of oil and natural gas properties and impairment of goodwill.

Comprehensive Income

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to owners.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.”  SFAS No. 143 requires entities to record the fair value of liabilities for retirement obligations of acquired assets.  SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.  The Company adopted SFAS No. 143 on January 1, 2003 and recorded a cumulative effect of a change in accounting principle on prior years of $3.4 million, net of tax effects, related to the depreciation and accretion expense that would have been reported had the fair value of the asset retirement obligations, and corresponding increase in the carrying amount of the related long-lived assets, been recorded when incurred.   The Company’s asset retirement obligations arise from the plugging and abandonment liabilities for its oil and gas wells and offshore platform facilities.  On January 1, 2003, the Company also recorded $58.7 million of asset retirement obligations (using a 7.6% discount rate), an increase in the carrying amount of its oil and gas properties of $49.6 million and a decrease to accumulated depreciation of $3.8 million.  Changes to the Company’s asset retirement obligations from January 1 to December 31 of 2003 are presented below:

2003
(In thousands)
Asset retirement obligation – January 1	$58,735
Accretion	4,201
Additions	10,303
Revisions	2,260
Settlements	(4,773)
Asset retirement obligation – December 31	70,726
Less: Current asset retirement obligation	(8,017)
Long-term asset retirement obligation	$62,709

The Company’s current and long-term asset retirement obligations are included in current asset retirement obligation and long-term asset retirement obligation, respectively, on the accompanying December 31, 2003 consolidated balance sheet.

The pro forma effects of the application of SFAS No. 143, as if the Statement had been adopted net of tax on January 1, 2002 (rather than January 1, 2003), are presented below:

	Pro Forma For the Year Ended December 31,
	2003	2002
	(In thousands)
Net income (loss) available to common stockholders
As reported	$64,344	$(33,328)
Pro forma	67,758	(36,742)
Basic net income (loss) per common share
As reported	$0.96	$(0.63)
Pro forma	1.01	(0.69)
Diluted net income (loss) per common share
As reported	$0.94	$(0.63)
Pro forma	0.99	(0.69)

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.”  Prior to the adoption of the provisions of SFAS No. 145, GAAP required that gains or losses on the early extinguishment of debt be classified in a company’s periodic consolidated statements of operations as extraordinary gains or losses, net of associated income taxes, below the determination of income or loss from continuing operations. SFAS No. 145 changed GAAP to require, except in the case of events or transactions of a highly unusual and infrequent nature, gains or losses from the early extinguishment of debt be classified as components of a company’s income or loss from continuing operations.  The Company adopted the provisions of SFAS No. 145 on January 1, 2003.  In May 2003, the Company recorded a $0.9 million loss in connection with the early extinguishment of debt in 2003.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”   SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.  SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.  The Company adopted SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 146 has not had an effect on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-based Compensation-Transition and Disclosure.” SFAS 148 amended FASB Statement No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The provisions of SFAS 148 has no material impact on us, as we do not plan to adopt the fair-value method of accounting for stock options at the current time. We have included the required disclosures in Note 9 to the Consolidated Financial Statements.

In November 2002, the FASB issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34” (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 has not had any effect on the Company’s financial position or results of operations.

In January 2003, the FASB issued Financial Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (FIN 46). FIN 46 is an interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements”, and addresses consolidation by business enterprises of variable interest entities (VIE’s). The primary objective of the Interpretation is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as VIE’s. FIN 46 requires an enterprise to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. An enterprise shall consider the rights and obligations conveyed by its variable interests in making this determination. This guidance applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. At this time, the Company does not have a VIE.

In April 2003, FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003 and it has not had a material impact on its financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”  SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. FASB No. 150 requires that those instruments be classified as liabilities in statements of financial position.  SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.   The adoption of SFAS No. 150 has not had any effect on the Company’s financial position or results of operations.

2.                                    Mergers & Acquisitions

South Texas Acquisition

On December 18, 2003, the Company acquired oil and gas properties located in South Texas, also referred to as the South Texas Acquisition, for a total cash purchase price of approximately $341.7 million, which includes certain purchase price adjustments, allocated as follows (in thousands):

Allocation of purchase price:
Oil and gas properties — proved	$308,149
Oil and gas properties — unproved	38,222
Assumed liabilities	(4,690)
Total allocation	$341,681

Uinta Basin Acquisition

On December 17, 2002, effective as of June 1, 2002, the Company acquired producing properties, undeveloped leaseholds, gathering and compression facilities and other related assets in the Greater Natural Buttes area of Uintah County, Utah from affiliates of El Paso Corporation for approximately $507.2 million (the “Uinta Basin Acquisition”), which includes certain purchase price adjustments. The Company’s newly formed Western Division is comprised substantially of these properties.

The total purchase price of $507.2 million was allocated as follows (in thousands):

Allocation of purchase price:
Oil and gas properties — proved	$464,481
Oil and gas properties — unproved	3,500
Gathering assets	39,185
Total allocation	$507,166

Pro Forma Results of Operations (Unaudited)

The following table reflects the pro forma results of operations for the respective years ended December 31, 2002 and 2001 as though the Uinta Basin Acquisition and the Merger, had occurred as of January 1 of each year presented. The pro forma amounts are not necessarily indicative of the results that may be reported in the future. The Company began consolidating the results of the Uinta Basin Acquisition with the results of Westport as of December 17, 2002.

	For the Year Ended December 31,
	2002	2001
	(In thousands, except per share data)
Revenues	$461,584	$645,713
Net income (loss)	(33,746)	124,090
Basic net income (loss) per share	(0.52)	1.82
Diluted net income (loss) per share	(0.52)	1.80

Southeast Texas Acquisition

On September 30, 2002, the Company acquired oil and gas properties located in Southeast Texas, (the “Southeast Texas Acquisition”) for a total cash purchase price of approximately $122.6 million, which was allocated as follows (in thousands):

Allocation of purchase price:
Oil and gas properties — proved	$111,623
Oil and gas properties — unproved	10,636
Seismic licenses	2,936
Assumed liabilities	(2,568)
Total allocation	$122,627

3.                                    Commodity Derivative Instruments and Hedging Activities

The Company periodically enters into commodity price risk management (“CPRM”) transactions to manage its exposure to oil and gas price volatility. CPRM transactions may take the form of futures contracts, swaps or options. All CPRM data is presented in accordance with requirements of SFAS No. 133 which the Company adopted on January 1, 2001. Accordingly, unrealized gains and losses related to the change in fair market value of derivative contracts which qualify and are designated as cash flow hedges are recorded as other comprehensive income or loss and such amounts are reclassified to oil and gas sales revenues as the associated production occurs. Derivative contracts that do not qualify for hedge accounting treatment are recorded as derivative assets and liabilities at market value in the consolidated balance sheet, and the associated unrealized gains and losses are recorded as current expense or income in the consolidated statement of operations. While such derivative contracts do not qualify for hedge accounting, management believes these contracts can be utilized as an effective component of CPRM activities.

Upon adoption of SFAS No. 133 on January 1, 2001, the Company recorded a derivative liability of approximately $4.7 million for the fair market value of its derivative instruments designated as cash flow hedges and a corresponding loss of approximately $3.1 million (net of tax effect of $1.6 million) as a cumulative effect of a change in accounting principle in other comprehensive income. For the years ended December 31, 2003, 2002 and 2001 the Company reclassified approximately $102.4 million, $1.3 million of hedging losses and $2.1 million of hedging gains out of accumulated other comprehensive income into oil and gas sales revenues, respectively. The hedging losses and gains reclassified to revenues include cash losses of $105.4 million, $8.2 million and $4.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, the Company expects to reclassify approximately $101.6 million of loss into earnings from accumulated other comprehensive income during 2004.

For the years ended December 31, 2003, 2002 and 2001, the Company recorded non-hedge CPRM settlements of $2.7 million,  $0.8 million and $15.3 million, respectively. The non-hedge CPRM settlements reflect cash settlements of ($1.0) million, ($2.9) million and $3.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

For the years ended December 31, 2003, 2002 and 2001, the Company recorded unrealized non-hedge change in fair value of derivatives of $9.5 million which included $2.9 million ineffectiveness loss, ($26.7) which included a $0.1 million ineffectiveness loss and $14.3 million with no ineffectiveness, respectively. The majority, $18.2 million, of the non-hedge loss in fair value of derivatives for 2002 was related to derivative contracts entered into in anticipation of the expected production acquired in the Uinta Basin Acquisition. Upon closing of the transaction the derivative contracts qualified for hedge accounting treatment.

As of December 31, 2003, the Company had:

•                  4.8 Mmbbls of oil and 71.3 Bcf of natural gas subject to CPRM contracts for 2004.  Of these contracts, all of the oil and 60.3 Bcf of the natural gas contracts are subject to weighted average floor prices of $25.41 per barrel and $4.20 per Mmbtu and weighted average New York Mercantile Exchange (“NYMEX”) ceiling prices of $26.44 per barrel and $4.34 per Mmbtu, respectively, excluding the effect, if any, of the three-way floor price.  The remaining 2004 natural gas CPRM contract settlements are calculated based on the Northwest Pipeline Rocky Mountain Index (“NWPRM”) at a weighted average swap price of $3.33 per Mmbtu.  In addition, included in the 71.3 Bcf of natural gas contracts are basis swaps covering 3.7 Bcf of natural gas for 2004 that lock in the pricing differential between NYMEX and NWPRM at a weighted average price differential of $0.66 per Mmbtu and 9.2 Bcf of natural gas for 2004 that lock in the pricing differential between NYMEX and Colorado Interstate Gas Index (“CIG”) at a weighted average price differential of $0.76 per Mmbtu.

•                  1.8 Mmbbls of oil and 42.0 Bcf of natural gas subject to CPRM contracts for 2005, with a weighted average NYMEX floor price of $25.00 per barrel and $4.25 per Mmbtu and weighted average NYMEX ceiling price of $28.23 per barrel and $5.02 per Mmbtu.  In addition, included in the 42.0 Bcf of natural gas contracts are basis swaps covering 3.7 Bcf of natural gas for 2005 that lock in the pricing differential between NYMEX and NWPRM at a weighted average price differential of $0.78 per Mmbtu.

•                  0.7 Mmbbls of oil and 7.3 Bcf of natural gas subject to CPRM contracts for 2006, with a weighted average NYMEX floor price of $25.00 per barrel and $4.00 per Mmbtu and weighted average NYMEX ceiling price of $28.65 per barrel and $6.00 per Mmbtu.

The table below provides details about the volumes and prices of all open CPRM hedge commitments as of December 31, 2003.

	2004	2005	2006
Hedges
Natural Gas
NYMEX Price Swaps Sold — receive fixed price(thousand Mmbtu)(1)	40,260	20,075	—
Average price per Mmbtu	$4.42	$4.42	$
NWPRM Price Swaps Sold — receive fixed price(thousand Mmbtu)(2)	10,980	—	—
Average price per Mmbtu	$3.33	—	—
NYMEX Collars Sold (thousand Mmbtu)(3)	16,380	21,900	—
Average floor price per Mmbtu	$3.70	$4.09	—
Average ceiling price per Mmbtu	$4.00	$5.57	—
NYMEX Three - way Collars (thousand Mmbtu)(3)(4)	3,660	—	7,300
Average floor price per Mmbtu	$4.00	—	$4.00
Average ceiling price per Mmbtu	$5.00	—	$6.00
Three - way average floor price per Mmbtu	$3.15	—	3.04
Basic Swaps versus NYMEX (5)
NWPRM (thousand Mmbtu)	3,660	3,650	—
Average differential price per Mmbtu	$0.66	$0.78	—
CIG (thousand Mmbtu)	9,150	—	—
Average differential price per Mmbtu	$0.76	—	—
Oil
NYMEX Price Swaps Sold — receive fixed price (Mbbls) (1)	3,294	—	—
Average price per bbl	$25.87	—	—
NYMEX Three-way Collars (Mbbls)(3)(4)	1,464	1,825	730
Average floor price per bbl	$24.38	$25.00	$25.00
Average ceiling price per bbl	$27.71	$28.23	$28.65
Three-way average floor price per bbl	$19.25	$20.93	$20.88
Estimated fair value of oil and gas derivatives as of December 31, 2003 (in thousands)	$(101,600)	$(17,373)	$(1,648)

(1)          For any particular NYMEX swap sold transaction, the Counterparty is required to make a payment to Westport in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(2)          For any particular NWPRM swap sold transaction, the Counterparty is required to make a payment to Westport in the event that the NWPRM Index Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the Counterparty in the event that the NWPRM Index Price for any settlement period is greater than the swap price for such hedge.

(3)          For any particular NYMEX collar transaction, the counterparty is required to make a payment to Westport if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Westport is required to make payment to the counterparty if the average NYMEX Reference Price is above the ceiling price of such transaction.

(4)          Three way collars are settled as described in footnote (3) above, with the following exception:  if the NYMEX Reference Price falls below the three-way floor price, the average floor price is reduced by the amount the NYMEX Reference Price is below the three-way floor price.  For example, if the NYMEX Reference Price is $18.00 per bbl during the term of the 2004 three-way collars, then the average floor price would be $23.13 per bbl.

(5)          For any particular basis swap versus NYMEX, the counterparty is required to make a payment to Westport in the event that the difference between the NYMEX Reference Price and the applicable published index (NWPRM or CIG) for any settlement period is greater than the swap differential price for such hedge, and Westport is required to make a payment to the counterparty in the event that the difference between the NYMEX Reference Price and the applicable published index (NWPRM or CIG) for any settlement period is less than the swap differential price for such hedge.

Also see Note 7 of the Consolidated Financial Statements for interest rate hedge disclosures.

4.                                    Earnings Per Share and Other Comprehensive Income (Loss)

Earnings per Share

Basic earnings per share are computed by dividing net earnings attributable to common stock by the weighted average number of common shares outstanding during each period, excluding treasury shares. Diluted earnings per share are computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of convertible preferred stock and stock options.

The following sets forth the calculation of basic and diluted earnings per share:

	For the year ended
	2003	2002
	(In thousands, except per share data)
Net income (loss) per share:
Net income (loss) before cumulative effect of change in accounting principle	$72,521	$(28,566)
Cumulative change in accounting principle	(3,414)	—
Net income (loss)	69,107	(28,566)
Preferred stock dividends	(4,763)	(4,762)
Net income (loss) available to common stockholders	$64,344	$(33,328)
Weighted average common shares outstanding	67,116	53,007
Add dilutive effects of employee stock options	987	—
Weighted average common shares outstanding including the effects of dilutive securities	68,103	53,007
Basic earnings (loss) per share common before cumulative effect of change in accounting principle	$1.01	$(0.63)
Basic earnings (loss) per common share	$0.96	$(0.63)
Diluted earnings (loss) per common share before cumulative effect of change in accounting principle	$0.99	$(0.63)
Diluted earnings (loss) per common share	$0.94	$(0.63)

Comprehensive Income (Loss)

The Company follows SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting comprehensive income. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to the owners of the Company. The components of other comprehensive income (loss) and related tax effects for the twelve months ended December 31, 2003 and 2002 are as follows:

	For the Year Ended
	December 31, 2003			December 31, 2002
	Gross	Tax Effect	Net	Gross	Tax Effect	Net
	(In thousands)
Net income (loss) available to common stockholders	$103,929	$(39,585)	$64,344	$(52,880)	$19,552	$(33,328)
Add preferred stock dividends	4,763	—	4,763	4,762	—	4,762
Net income (loss) available to common stockholders before preferred dividends	108,692	(39,585)	69,107	(48,118)	19,552	(28,566)
Other comprehensive income
Change in fair value of derivative hedging instruments	(184,838)	67,466	(117,372)	(44,065)	16,084	(27,981)
Enron non-cash settlements reclassified to income	(1,915)	699	(1,216)	(1,443)	527	(916)
Hedge settlements reclassified to income	104,283	(38,063)	66,220	2,559	(934)	1,625
Currency translation adjustment	566	(206)	360	(254)	93	(161)
Comprehensive income (loss)	$26,788	$(9,689)	$17,099	$(91,321)	$35,322	$(55,999)

5.                                    Concentration of Credit Risk

The Company has accounts with separate banks in Denver, Colorado, Dallas, Texas and Calgary, Canada. The Company invests substantially all available cash in overnight investment accounts consisting of U.S. Treasury obligations and commercial paper. At December 31, 2003, the balance in the overnight investment accounts was $68.3 million.

The Company sells its oil and natural gas production to companies it believes to be creditworthy. Actual losses relating to product sales have been immaterial and currently the Company does require collateral from certain companies.

6.                                    Income Taxes

The components of the provision for income taxes are as follows:

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands)
Current:
Federal	$13,331	$(1,894)	$1,806
State	902	(200)	200
	14,233	(2,094)	2,006
Deferred:
Federal	24,367	(16,736)	25,654
State	985	(722)	977
	25,352	(17,458)	26,631
Provision for income taxes	$39,585	$(19,552)	$28,637

The difference between the provision for income taxes and the amounts computed by applying the U.S. Federal statutory rate are as follows:

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands)
Federal statutory rate of 35%	$39,237	$(16,841)	$27,460
State income taxes, net of Federal effect	1,682	(722)	1,177
Other permanent differences	(815)	21	—
Other	—	84	—
Adjustment to prior year’s estimated tax liability	(519)	(2,094)	—
	$39,585	$(19,552)	$28,637

Components of the net long-term deferred tax liabilities are comprised of the following:

	December 31,
	2003	2002
	(In thousands)
Deferred tax assets:
Taxes related to SFAS 133 (OCI)	$45,777	$15,676
Net operating loss carryforward	26,075	42,773
Capital loss carryforward	4,782	3,642
Taxes related to SFAS 143 (Retirement Costs)	1,963	—
Taxes related to compensation	3,148	3,302
Taxes related to net hedging liabilities	309	5,243
Alternative minimum tax credit	—	1,400
Total gross deferred tax assets	82,054	72,036
Deferred tax liabilities:
Oil and natural gas properties	(198,330)	(196,181)
Taxes related to other	(1,541)	(293)
Taxes related to foreign currency translation liabilities	(207)	(92)
Total gross deferred tax liabilities	(200,078)	(196,566)
Net deferred tax liabilities	$(118,024)	$(124,530)

As of December 31, 2003, the Company had net operating loss carryforwards for income tax purposes of approximately $71.4 million, which expire between 2018 and 2022 and may be utilized to reduce future tax liability of the Company. The utilization of substantially all of these loss carryforwards, acquired in the Merger, will be limited to approximately $16.3 million per year.

7.                                    Long-Term Debt

Long-term debt consisted of:

	December 31,
	2003		2002
	(In thousands)
8 1/4% Senior Subordinated Notes Due 2011	$718,885	(1)	$591,771	(2)
8 7/8% Senior Subordinated Notes due 2007	—		127,587	(3)
Revolving credit facility due on December 16, 2006	262,000		80,000
Less current portion	—		—
	$980,885		$799,358

(1)          The balance of the 8 1/4% Senior Subordinated Notes Due 2011 as of December 31, 2003 reflects the aggregate face amount of $700 million plus $14.2 million related to the premium recorded in connection with the issuance of 8 1/4% Senior Subordinated Notes Due 2011 on December 17, 2002 and April 3, 2003 (see 8 1/4% Senior Subordinated Notes Due 2011 below) and an increase of $4.7 million related to fair market value adjustments recorded as a result of the Company’s interest rate swaps accounted for as fair value hedges. See Interest Rate Swaps – Hedges below.

(2)          The balance of the 8 1/4% Senior Subordinated Notes Due 2011 as of December 31, 2002 reflects an increase of $8.9 million related to the premium recorded in connection with the issuance of 8 1/4% Senior Subordinated Notes Due 2011 on December 17, 2002 (see 8 1/4% Senior Subordinated Notes Due 2011 below) and an increase of $7.9 million related to fair market value adjustments recorded as a result of the Company’s interest rate swaps accounted for as fair value hedges. The face amount of the notes at December 31, 2002 was $575.0 million. See Interest Rate Swaps — Hedges below.

(3)          There was no balance outstanding with respect to the 8 7/8% Senior Subordinated Notes due 2007 as of December 31, 2003, since all of these notes were redeemed on May 5, 2003. The balance of the 8 7/8% Senior Subordinated Notes due 2007 as of December 31, 2002 reflects an increase of $3.5 million related to the gain on the cancellation of the fair market value hedge, which was amortized until the notes were redeemed on May 5, 2003.  The face amount of the 8 7/8% Senior Subordinated Notes due 2007 at December 31, 2002 was $122.7 million. See 8 7/8% Senior Subordinated Notes due 2007 below.

Revolving Credit Facility

The Company entered into a new credit facility (as amended from time to time, the “Revolving Credit Facility”) on December 17, 2002 with JPMorgan Chase Bank and Credit Suisse First Boston Corporation, for a maximum committed amount of $600 million and an initial borrowing base of approximately $470 million. The facility matures on December 16, 2006 and contains covenants and default provisions customary for similar credit facilities. We made borrowings under the Revolving Credit Facility to refinance all outstanding indebtedness under our previous revolving credit facility and to pay general corporate expenses.

On October 15, 2003, the Revolving Credit Facility was amended, to increase the borrowing base from $470 million to $500 million.  The amendment also eliminated the limit on the outstanding letters of credit, provided that the amount of letters of credit outstanding on any date does not exceed the lesser of the aggregate commitments under the Revolving Credit Facility and the borrowing base then in effect, or if the borrowing base is not in effect on such date, the aggregate commitments under the Revolving Credit Facility.  The amendment also increased the basket allowed for purposes of providing cash collateral from $10 million to $20 million and deleted the requirement to file liens on properties if not rated BB+ and Ba1 at December 31, 2003.

Advances under the Revolving Credit Facility are in the form of either an ABR loan or a Eurodollar loan. The interest on an ABR loan is a fluctuating rate based upon the highest of: (1) the rate of interest announced by JPMorgan Chase Bank as its prime rate; (2) the secondary market rate for three-month certificates of deposits plus 1%; or (3) the Federal funds effective rate plus 0.5%, plus in each case a margin of 0% to 0.625% based upon the ratio of total debt to EBITDAX and the ratings of our senior unsecured debt as issued by Standard and Poor’s Rating Group and Moody’s Investors Service, Inc. EBITDAX is defined as net income plus interest expense, income tax expense, and amounts attributable to depreciation, depletion, exploration, amortization and other non-cash charges and expenses, but excluding changes in value of certain hedging instruments and extraordinary or nonrecurring gains or losses, subject to certain other specified adjustments. The interest on a Eurodollar loan is a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.000% to 1.875% based upon the ratio of total debt to EBITDAX and the ratings of our senior unsecured debt as issued by Standard and Poor’s Rating Group and Moody’s Investors Service, Inc.

The Revolving Credit Facility contains various covenants and restrictive provisions including two financial covenants that require the Company to maintain a current ratio of not less than 1.0 to 1.0 and a ratio of EBITDAX to consolidated interest expense for the preceding four consecutive fiscal quarters of not less than 3.0 to 1.0. Commitment fees under the Revolving Credit Facility range from 0.25% to 0.5% on the average daily amount of the available unused borrowing capacity based on the rating of our senior unsecured debt as issued by Standard and Poor’s Rating Group and Moody’s Investor Service, Inc.

As of December 31, 2003, we had borrowings and letters of credit issued of approximately $335.6 million outstanding under the Credit Facility, with a weighted average interest rate of 2.9% and available unused borrowing capacity of approximately $164.4 million. The letters of credit were issued primarily in connection with the margin requirements of the Company’s oil and natural gas derivative contracts.

Under the terms of the Revolving Credit Facility the Company must meet certain tests before it is able to declare or pay any dividend on (other than dividends payable solely in equity interests of the Company other than disqualified stock), or make any payment of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of equity interests of the Company or any restricted subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any restricted subsidiary.

8 1/4% Senior Subordinated Notes Due 2011

On April 3, 2003, the Company issued $125 million in additional principal amount of the 8 1/4% Senior Subordinated Notes Due 2011 pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Securities Act”) at a price of 106% of the principal amount, with accrued interest from November 1, 2002.  The 2003 notes were issued as additional debt securities under the indenture pursuant to which, on November 5, 2001, the Company issued $275 million of 8 1/4% Senior Subordinated Notes Due 2011 and on December 17, 2002, the Company issued $300 million of 8 1/4% Senior Subordinated Notes Due 2011. All of the 2001 and 2002 notes were subsequently exchanged on March 14, 2002 and March 12, 2003, respectively, for equal principal amounts of notes having substantially identical terms and registered under the Securities Act.  The proceeds from the 2003 notes were used to fund the redemption of the Company’s 8 7/8% Senior Subordinated Notes due 2007 (described below) on May 5, 2003 and to reduce the indebtedness under the Revolving Credit Facility. The Company has agreed to file an exchange offer registration statement, or under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement relating to the 2003 notes. On June 4, 2003, the Company filed the exchange offer registration statement, as amended on September 12, 2003 and February 5, 2004, relating to the 2003 notes, which was declared effective by the SEC on February 9, 2004.  The Company is currently offering to exchange up to $125 million aggregate principal amount of new 8 1/4% Senior Subordinated Notes Due 2011 that have been registered under the Securities Act for an equal principal amount of the 2003 notes.  The Company expects to consummate the exchange offer in March of 2004.

The notes are senior subordinated unsecured obligations of the Company and are guaranteed on a senior subordinated basis by some of its existing and future restricted subsidiaries.  The notes mature on November 1, 2011.  The Company pays interest on the notes semi-annually on May 1 and November 1.  On November 1, 2003, the Company paid additional interest of 0.5% per annum on the 2003 notes, which accrued from October 1, 2003, and will continue to pay additional interest, accruing from November 1, 2003 until we consummate the exchange offer contemplated in the exchange offer registration statement. The Company is entitled to redeem the notes in whole or in part on or after November 1, 2006 for the redemption price set forth in the notes.  Prior to November 1, 2006, the Company is entitled to redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus a premium.  There is no sinking fund for the notes.

The indenture governing the 8 1/4% Senior Subordinated Notes Due 2011 limits the activity of the Company and its restricted subsidiaries.  The provisions of such indenture limit the ability of the Company and its restricted subsidiaries to incur additional indebtedness; pay dividends on capital stock or redeem, repurchase or retire such capital stock or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Company’s restricted subsidiaries to pay dividends, make loans or transfer property to the Company; engage in transactions with the Company’s affiliates; sell assets, including capital stock of the Company’s subsidiaries; and consolidate, merge or transfer assets.  During any period that these notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Group and no default has occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and on, among other things, certain consolidations, mergers and transfers of assets.  The 8 1/4% Senior Subordinated Notes Due 2011 do not currently qualify as investment grade.

8 7/8% Senior Subordinated Notes due 2007

In connection with the Merger, the Company assumed $147 million face amount, $149 million fair value, of Belco’s 8 7/8% Senior Subordinated Notes due 2007.  On November 1, 2001, approximately $24.3 million face amount of these notes was tendered to the Company pursuant to the change of control provisions of the related indenture.  The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001.  Including the premium and accrued interest, the total amount paid to repay the tendered notes was $24.8 million.  The Company used borrowings under its previous revolving credit facility to fund the repayment.  No gain or loss was recorded in connection with the redemption as the fair value of the 8 7/8% Senior Subordinated Notes recorded in connection with the Merger equaled the redemption cost.  On May 5, 2003, the Company redeemed the remaining outstanding 8 7/8% Senior Subordinated Notes due 2007 in the aggregate principal amount of approximately $123 million.  Including the premium and accrued interest, the total amount paid to redeem these notes was $129.7 million.  The redemption was funded with the proceeds from the offering of $125 million aggregate principal amount of the Company’s 8 1/4% Senior Subordinated Notes Due 2011, issued on April 3, 2003.  The remaining proceeds were used to reduce indebtedness under the Revolving Credit Facility. The Company recorded a $0.9 million loss in connection with the redemption of the 8 7/8% Senior Subordinated Notes due 2007.

Interest Rate Swaps — Hedges

The following table summarizes the interest rate swap contracts the Company currently has in place:

Notional Amount	Transaction Date	Expiration Date	Current Estimated Rate
$100 million	November 2001	November 1, 2011	LIBOR + 2.42%
$50 million	January 2003	November 1, 2011	LIBOR + 3.37%
$40 million	January 2003	November 1, 2011	LIBOR + 3.55%
$50 million	January 2003	November 1, 2011	LIBOR + 3.42%

The Company entered into the interest rate swap contracts above to hedge the fair value of a portion of the 8 1/4% Senior Subordinated Notes Due 2011.  Because these swaps meet the conditions to qualify for the “short cut” method of assessing effectiveness under the provisions SFAS No.133, the change in the fair value of the notes is assumed to equal the change in the fair value of the interest rate swap.  As such, there is no ineffectiveness assumed to exist between the interest rate swap and the notes.

The interest rate swaps are fixed for floating swaps in that the Company receives the fixed rate of 8.25% and pays the floating rate.  The floating rate is redetermined every six months based on the London Interbank Offered Rate (“LIBOR”) in effect at the contractual reset date.  When LIBOR plus the applicable margin shown above is less than 8.25%, the Company receives a payment from the counterparty equal to the difference in rate times the notional amount.  When LIBOR plus the applicable margin shown above is greater than 8.25%, the Company pays the counterparty the difference in rate times the notional amount.  As of December 31, 2003, the Company recorded a derivative asset of $4.7 million related to the interest rate swaps, which have been designated as fair value hedges, with a corresponding debt increase.

Based on the fair value of the interest rate swaps at December 31, 2003, the Company could expect to receive approximately $0.6 million per year through 2011.

In September 2002, the Company terminated an interest rate swap on the 8 7/8% Senior Subordinated Notes due 2007 resulting in the receipt of a $3.7 million fair value gain, which was added to the outstanding balance of the notes and was amortized until May 5, 2003, the date of redemption of all of the Company’s outstanding 8 7/8% Senior Subordinated Notes due 2007.  See 8 7/8% Senior Subordinated Notes due 2007 discussed above.

Maturities of long-term debt for each of the five years following December 31, 2003 are as follows (in thousands):

Year Ending December 31,
2004	$—
2005	—
2006	262,000
2007	—
2008	—
Thereafter	718,885
$980,885

8.                                      Stockholders’ Equity

On December 16, 2002, the Company closed the shelf offering of 11.5 million shares of common stock at a price of $19.90 per share, which includes 1.5 million shares covered by an over-allotment option granted to, and which was exercised by, the underwriters. The Company received net proceeds of approximately $216 million from the sale of our common stock, which the Company used to finance, in part, the Uinta Basin Acquisition.

On November 19, 2002, the Company completed the private equity offering of 3.125 million shares of its common stock to Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P., Global Natural Resources III and Global Natural Resources III L.P. at a net price to us of $16.00 per share for aggregate proceeds of $50 million. On December 31, 2002, the Company filed the shelf registration statement registering the resale by the selling stockholders from time to time of its common stock issued in the private equity offering. The registration statement was declared effective on January 7, 2003 by the SEC.

On September 21, 2001, the Board of Directors authorized management to repurchase up to $30 million of the Company’s common stock. Through December 31, 2003, the Company has repurchased 30,000 shares of its common stock at an average price of $13.61 per share including broker commissions.

The Company’s 6 1/2% convertible preferred stock has a liquidation preference of $25 per share and is convertible at the option of the holder into shares of the Company’s common stock at an initial conversion rate of 0.465795 shares of common stock for each share of preferred stock, equivalent to a conversion price of $11.64 per share of common stock. During 2003, 2002 and 2001, the Company declared and paid dividends of $1.63, $1.63 and $0.54 per share of preferred stock, respectively.

9.                                      Stock Options

On October 17, 2000, the Westport Resources Directors’ Stock Option Plan and the Westport Resources Corporation Stock Option Plan (the “Predecessor Plans”) were merged into the Westport Resources Corporation 2000 Stock Incentive Plan (the “Stock Option Plan”). The Stock Option Plan provides for issuance of options to employees, officers and directors to purchase shares of common stock. The aggregate number of shares of common stock that may be issued under the Stock Option Plan is 6,232,484 shares. The exercise price, vesting and duration of the options may vary and will be determined at the time of issuance.

During 2003, options to purchase 723,350 shares of the Company’s common stock were granted under the Stock Option Plan at exercise prices between $20.07 and $26.70 per share, which reflected the estimated fair market value of the shares at the date of grant. These options vest ratably over two or three years from the date of grant and have a term of 10 years.

During 2002, options to purchase 648,099 shares of the Company’s common stock were granted under the Stock Option Plan at exercise prices between $17.18 and $20.47 per share, which reflected the estimated fair market value of the shares at the date of grant. These options vest ratably over two or three years from the date of grant and have a term of 10 years.

In connection with the August 21, 2001 merger of Old Westport and Belco, options previously issued by Belco were converted into options to purchase 788,194 shares of Westport common stock at exercise prices between $11.82 and $70.30 per share. These exercise prices reflect the estimated fair market value of the shares on August 21, 2001, after converting the Belco options into the existing Westport plan using a .4125 rate to account for the reverse stock split which was consummated under the merger agreement.  Since Belco options converted into options to purchase Westport common stock were fully vested, the fair value of Westport options issued upon conversion was included in the purchase price of the Merger, in accordance with FASB Interpretation No. 44 (see Note 2 – Belco Merger).  The fair value of Westport options issued upon conversion of Belco options was determined using the Black-Scholes option pricing model. Also during 2001, options to purchase 690,562 shares of the Company’s common stock were granted under the Stock Option Plan at exercise prices between $15.90 and $31.07 per share, which reflected the estimated fair market value of the shares at the date of grant. The options vest ratably over two or three years from the date of grant and have a term of 10 years.

In March 2000, the FASB issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” The Interpretation clarified (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and (d) the accounting for an exchange of stock options and/or awards in a business combination. Under provisions of the Interpretation, the Company is required to account for 1,080,473 of replacement options, for options repurchased by the Company on March 24, 2000, as variable awards from July 1, 2000 until the date the options are exercised, forfeited or expire unexercised. Compensation cost will be measured for the amount of any increases in our stock price after July 1, 2000 and recognized over the remaining vesting period of the options. Any decreases in the Company stock price subsequent to July 1, 2000 will be recognized as a decrease in compensation cost, limited to the amount of compensation cost previously recognized as a result of increases in our stock price. Any adjustment to compensation cost for further changes in the stock price after the award vests will be recognized immediately. As of December 31, 2003, 856,065 of the replacement options were still outstanding, which resulted in $7.6 million, $4.3 million and $0.4 million of compensation costs recorded in 2003, 2002 and 2001, respectively.

A summary of the status of the Company’s Stock Option Plans as of December 31, 2003, 2002 and 2001 and changes during the years ended December 31, 2003, 2002, and 2001 are included below:

	Shares Under Option Plans	Weighted Average Exercise Price

Balance at December 31, 2000	2,053,441	$12.61
Options converted from Belco	788,194	28.61
Options granted	690,562	21.32
Options forfeited	(276,683)	27.75
Options exercised	(49,675)	11.59
Balance at December 31, 2001	3,205,839	17.13
Options granted	648,099	18.22
Options forfeited	(261,571)	30.99
Options exercised	(105,064)	12.85
Balance at December 31, 2002	3,487,303	16.42
Options granted	723,350	20.74
Options forfeited	(155,666)	20.98
Options exercised	(598,399)	14.56
Balance at December 31, 2003	3,456,588	$17.44
Options exercisable at December 31, 2001	1,272,065	$19.36
Options exercisable at December 31, 2002	1,812,835	$15.97
Options exercisable at December 31, 2003	2,220,078	$16.01

The following table summarizes information about stock options outstanding at December 31, 2003.

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$7.03-$14.06	1,129,187	6.3	$10.91	1,129,187	$10.91
$14.07-$21.09	1,974,926	8.0	$19.13	858,582	$18.55
$21.10-$28.12	243,037	7.4	$23.40	134,537	$23.40
$28.13-$42.17	50,667	6.4	$30.62	39,001	$30.68
$42.18-$49.21	10,927	3.0	$46.54	10,927	$46.54
$49.22-$63.26	44,545	3.9	$49.77	44,545	$49.77
$63.27-$70.30	3,299	2.4	$70.02	3,299	$70.02
	3,456,588	7.3	$17.44	2,220,078	$16.01

The Company has elected to continue following Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and has elected to adopt the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transitions and Disclosure.” Had compensation costs for the Company’s options been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company’s net income would have been decreased and the net loss would have been increased to the pro forma amounts indicated below:

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net income (loss) available to common stockholders
As reported	$64,344	$(33,328)	$48,234
Pro forma	61,493	(38,632)	45,267
Basic net income (loss) per common share
As reported	$0.96	$(0.63)	$1.11
Pro forma	0.92	(0.73)	1.04
Diluted net income (loss) per common share
As reported	$0.94	$(0.63)	$1.09
Pro forma	0.90	(0.73)	1.02

The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001, calculated using the Black-Scholes option pricing model, was $8.29, $8.45 and $8.88, respectively. The fair value of each option granted is estimated with the following weighted average assumptions for grants in 2003, 2002 and 2001: risk-free interest rate of 1.13%, 1.67% and 3.89%, respectively; no dividend yields; expected volatility of 44.62%, 52.22% and 40.74%, respectively; and expected lives of five years.

10.                               Restricted Stock Awards

Common stock shares issued to certain employees as restricted stock awards pursuant to the Company’s 2000 Stock Incentive Plan were 158,100 and 36,550 for the years ended December 31, 2003 and 2001, respectively.  There were no restricted stock awards issued for the year ended December 31, 2002. The shares are restricted for various periods ranging from one to three years after the date of grant.  As of December 31, 2003, 32,550 shares had vested.   As of December 31, 2003, 11,400 shares were cancelled for certain terminated employees.  During the years ended December 31, 2003, 2002 and 2001 compensation expense of $0.1 million, $0.3 million and $0.3 million, respectively, was recorded as a result of the issuances.

11.                               Major Purchasers

The following purchasers accounted for 10% or more of the Company’s oil and gas sales for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Dynegy Inc	—	—	23%
Conoco Inc	—	10%	—
Duke Energy	14%	—	—

12.                               Commitments and Contingencies

At December 31, 2003, the Company had leases covering office space and copiers under noncancelable agreements which begin to expire in June 2004. The minimum annual lease payments under noncancelable operating leases are as follows (in thousands):

Year Ending December 31
2004	$1,791
2005	1,846
2006	1,925
2007	1,838
2008	1,034
Thereafter	4
$8,438

Rent expense for the years ended December 31, 2003, 2002 and 2001 was approximately $1,641,000, $1,439,000 and $954,000, respectively.

The Company entered into employment agreements on April 1, 2002 with its chief executive officer and president, which provide for annual base salaries of $382,000 and $264,000, respectively, subject to annual adjustments through May 31, 2005. The agreements provide for severance payments equal to three times the individual’s then applicable base salary and three times the average of the bonus the individual received in the last three years if the Company terminates such person’s employment other than for cause or if such person’s employment is terminated upon a change of control of Westport.

Following the Merger, the Company entered into retention agreements with its executive officers. The retention agreements set forth the terms and conditions of the officers’ compensation in the event of termination of their employment following a change in control, as defined in the agreements, within five years of the date of such retention agreements. Each agreement automatically expires if a change in control has not occurred within the five-year period, and may be renewed for successive one-year periods by written agreement of the parties. If a termination following a change in control occurs within the specified period, other than a termination for cause or with good reason, as defined in the agreement, the terminated person will be entitled to all earned and accrued compensation and benefits plus severance compensation equal to a stated percentage of the sum of their respective base salary and average bonus for three prior years, plus the amount of any excise tax imposed on such severance payment. In addition, all equity incentive awards become immediately vested.

Westport Oil and Gas Company, L.P., the Company’s wholly-owned subsidiary, is a defendant in a case brought in July 2001 against its predecessor, Belco Energy Corp., in the district court of Sweetwater County, Wyoming. The complaint seeks damages on behalf of a purported class of royalty owners for alleged improper deduction, valuation and reporting under the Wyoming Royalty Payment Act in connection with royalty payments made by Belco on production from wells it operates in the Moxa Arch area of the Green River Basin. During initial stages of the case, plaintiffs have advised Westport that they calculate the amount of damages allegedly owed by Belco as approximately $1,165,000, which includes attorneys fees and litigation costs. Westport has denied liability for any of these damages and believes that it has valid defenses to plaintiffs’ claims. Class certification and discovery have been stayed pending the decision by the

Wyoming Supreme Court in a case involving unrelated parties that may have a bearing on this case and other similar cases filed by plaintiffs against other oil and gas industry operators in the Green River Basin. Settlement discussions have occurred with plaintiffs and are ongoing. The Company believes that the potential liability with respect to such proceedings is not material in the aggregate to the Company’s financial position, results of operations or cash flows. Accordingly, the Company has not established a reserve for loss in connection with this proceeding.

The Company is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company’s management that there are no claims or litigation involving the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

13.                               Retirement Savings Plan

Effective December 1, 1995, the Company adopted a retirement savings plan. The Westport Savings and Profit Sharing Plan (the “Plan”) is a defined contribution plan and covers all employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Internal Revenue Code.

The assets of the Plan are held and the related investments are executed by the Plan’s trustee. Participants in the Plan have investment alternatives in which to place their funds and may place their funds in one or more of these investment alternatives. Administrative fees are paid by the Company on behalf of the Plan. The Plan provides for discretionary matching by the Company of 75% of each participant’s contributions up to 6% of the participant’s compensation. The Company contributed $894,000, $657,000  and $400,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

14.                               Segment Information

The Company operates in four geographic divisions: Northern (Rocky Mountains); Southern (Permian Basin, Mid-Continent and Gulf Coast); Western (Uinta Basin) and Gulf of Mexico (offshore). Amounts presented below for Western only represent fifteen days of operations in 2002. All four areas are engaged in the production, development, acquisition and exploration of oil and natural gas properties. The Company evaluates segment performance based on the profit or loss from operations before income taxes. Corporate general and administrative expenses are unallocated in 2001.  Consolidated and segment financial information is as follows:

	Northern	Southern	Western	Gulf of Mexico	Corporate & Unallocated	Consolidated
	(In thousands)
2003
Revenues(1)	$177,926	$293,377	$128,503	$226,458	$(92,575)	$733,689
DD&A	41,437	93,639	26,998	97,082	1,448	260,604
Impairment of proved properties	112	10,585	—	7,469	—	18,166
Impairment of unproved properties	7,655	6,975	194	12,732	—	27,556
Operating income (loss)	68,356	89,688	66,652	44,865	(101,775)	167,786
Assets(2)	391,153	1,211,552	586,948	263,490	164,120	2,617,263
Expenditures for assets, net	48,818	399,855	74,126	85,720	1,240	609,759
2002
Revenues(1)	125,863	163,842	1,857	135,184	(27,178)	399,568
DD&A	45,210	77,844	791	78,813	435	203,093
Impairment of proved properties	12,231	6,118	—	1,351	—	19,700
Impairment of unproved properties	3,847	2,109	—	4,005	—	9,961
Operating income (loss)	12,571	8,160	292	(3,740)	(32,339)	(15,056)
Assets(2)	395,375	894,420	506,618	296,330	140,798	2,233,541
Expenditures for assets, net	72,074	162,706	510,916	80,220	1,586	827,502
2001
Revenues(1)	92,583	73,526	—	151,037	31,714	348,860
DD&A	26,116	34,108	—	62,947	888	124,059
Impairment of proved properties	5,861	484	—	3,078	—	9,423
Impairment of unproved properties	24	10	—	6,940	—	6,974
Operating income	25,014	11,821	—	28,640	19,340	84,815
Assets(2)	418,817	789,429	—	305,372	90,598	1,604,216
Expenditures for assets, net	40,217	38,195	—	115,088	744	194,244

(1)          Corporate and unallocated revenues consist of hedge settlements, non-hedge settlements and non-hedge change in fair value of derivatives, most of which is not allocated to the divisions.

(2)          Corporate and unallocated assets include $19.6 million, $16.5 million and $25.5 million of joint interest billing receivables at December 31, 2003, 2002 and 2001. Because the Company tracks its joint interest receivables by joint interest partner and not by property, the Company is unable to allocate joint interest receivables to its three divisions.

15.                               Condensed Consolidated Financial Statements of Subsidiary Guarantors:

On April 3, 2003 the Company issued $125 million of its 8 1/4% Senior Subordinated Notes Due 2011.  These notes were issued as additional debt securities under an indenture, pursuant to which, on November 5, 2001 the Company issued $275 million of 8 1/4% Senior Subordinated Notes Due 2011 and on December 17, 2002, the Company issued $300 million of 8 1/4% Senior Subordinated Notes Due 2011. All of the 8 1/4% Senior Subordinated Notes Due 2011 are jointly and severally guaranteed, on a senior subordinated unsecured basis, by the following wholly-owned subsidiaries of Westport: Westport Finance Co., Jerry Chambers Exploration Company, Westport Argentina LLC, Westport Canada LLC, Westport Oil and Gas Company, L.P., Horse Creek Trading & Compression Company LLC, Westport Field Services, LLC, Westport Overriding Royalty LLC, WHG, Inc. and WHL, Inc. (collectively, the “Subsidiary Guarantors”). The guarantees of the Subsidiary Guarantors are subordinated to senior debt of the Subsidiary Guarantors.

Presented below are condensed consolidating financial statements for Westport and the Subsidiary Guarantors.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2003

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$45,509	$28,149	$—	$73,658
Accounts receivable, net	24,269	62,665	—	86,934
Intercompany receivable	1,533,325	—	(1,533,325)	—
Derivative assets	3,728	—	—	3,728
Prepaid expenses	5,988	11,214	—	17,202
Total current assets	1,612,819	102,028	(1,533,325)	181,522
Property and equipment, at cost:
Oil and gas properties, successful efforts method:
Proved properties	403,927	2,303,301	—	2,707,228
Unproved properties	18,421	100,910	—	119,331
Field services assets	—	40,226	—	40,226
Building and other office furniture and equipment	711	10,215	—	10,926
	423,059	2,454,652	—	2,877,711
Less accumulated depletion, depreciation and amortization	(203,563)	(524,583)	—	(728,146)
Net property and equipment	219,496	1,930,069	—	2,149,565
Other Assets:
Long-term derivative assets	23,105	—	—	23,105
Goodwill	—	244,640	—	244,640
Other assets	18,431	—	—	18,431
Total other assets	41,536	244,640	—	286,176
Total assets	$1,873,851	$2,276,737	$(1,533,325)	$2,617,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,511	$64,186	$—	$79,697
Accrued expenses	19,101	26,035	—	45,136
Ad valorem taxes payable	20	13,827	—	13,847
Intercompany payable	—	1,533,325	(1,533,325)	—
Derivative liabilities	107,529	—	—	107,529
Income taxes payable	—	2,499	—	2,499
Current asset retirement obligation	4,479	3,538	—	8,017
Total current liabilities	146,640	1,643,410	(1,533,325)	256,725
Long-term debt	980,885	—	—	980,885
Deferred income taxes	(88,677)	206,701	—	118,024
Long-term derivative liabilities	38,022	—	—	38,022
Long-term retirement obligation	15,962	46,747	—	62,709
Total liabilities	1,092,832	1,896,858	(1,533,325)	1,456,365
Stockholders’ equity
Preferred stock	29	—	—	29
Common stock	675	3	(3)	675
Additional paid-in capital	967,851	199,154	3	1,167,008
Treasury stock	(583)	—	—	(583)
Retained earnings	(116,177)	180,523	—	64,346
Accumulated other comprehensive income	(70,776)	199	—	(70,577)
Total stockholders’ equity	781,019	379,879	—	1,160,898
Total liabilities and stockholders’ equity	$1,873,851	$2,276,737	$(1,533,325)	$2,617,263

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
Operating revenues:
Oil and natural gas sales	$172,270	$641,612	$—	$813,882
Hedge settlements	(102,368)	—	—	(102,368)
Gathering income	—	3,456	—	3,456
Non-hedge settlements	2,653	—	—	2,653
Non-hedge change in fair value of derivatives	9,501	—	—	9,501
Gain on sale of operating assets, net	3	6,562	—	6,565
Net revenues	82,059	651,630	—	733,689
Operating expenses:
Lease operating expense	12,081	88,951	—	101,032
Production taxes	3	45,656	—	45,659
Transportation costs	853	12,502	—	13,355
Gathering expense	—	2,977	—	2,977
Exploration	29,920	28,811	—	58,731
Depletion, depreciation and amortization	78,087	182,517	—	260,604
Impairment of proved properties	5,907	12,259	—	18,166
Impairment of unproved properties	10,309	17,247	—	27,556
Stock compensation expense	7,744	—	—	7,744
General and administrative	7,361	22,718	—	30,079
Total operating expenses	152,265	413,638	—	565,903
Operating income (loss)	(70,206)	237,992	—	167,786
Other income (expense):
Interest expense	(56,208)	(17)	—	(56,225)
Interest income	317	426	—	743
Loss on debt retirement	(920)	—	—	(920)
Other	362	360	—	722
Income (loss) before income taxes	(126,655)	238,761	—	112,106
Benefit (provision) for income taxes:
Current	—	(14,233)	—	(14,233)
Deferred	46,229	(71,581)	—	(25,352)
Total benefit (provision) for income taxes	46,229	(85,814)	—	(39,585)
Net income (loss) before cumulative change in accounting principle	(80,426)	152,947	—	72,521
Preferred stock dividends	(4,763)	—	—	(4,763)
Cumulative effect of change in accounting principle	1,765	(5,179)	—	(3,414)
Net income (loss) available to common stockholders	$(83,424)	$147,768	$—	$64,344

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(78,661)	$147,768	$—	$69,107
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	78,087	182,517	—	260,604
Exploration dry hole costs	22,177	17,112	—	39,289
Impairment of proved properties	5,907	12,259	—	18,166
Impairment of unproved properties	10,309	17,247	—	27,556
Deferred income taxes	(46,229)	71,581	—	25,352
Stock compensation expense	7,744	—	—	7,744
Change in derivative fair value	(9,501)	—	—	(9,501)
Amortization of financing fees	1,275	—	—	1,275
Changes in asset and liabilities, net of effects of gain on sale of assets	(3)	(6,562)	—	(6,565)
Cumulative change in accounting principle, net of tax	(1,765)	5,179	—	3,414
Other	(83)	(29)	—	(112)
Changes in asset and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	3,612	(29,041)	—	(25,429)
Decrease (increase) in prepaid expenses and other assets	1,933	(6,816)	—	(4,883)
Decrease in net derivative liabilities	(5,178)	—	—	(5,178)
Increase in accounts payable	210	28,406	—	28,616
Decrease in ad valorem taxes payable	21	4,837	—	4,858
Increase in income taxes payable	—	3,826	—	3,826
Increase (decrease) in accrued expenses	(1,834)	2,464	—	630
Decrease in other liabilities	(350)	(1,702)	—	(2,052)
Net cash provided by operating activities	(12,329)	449,046	—	436,717
Cash flows from investing activities:
Additions to property and equipment	(76,809)	(200,199)	—	(277,008)
Proceeds from sales of assets	3	13,375	—	13,378
Increase (decrease) in intercompany receivable	—	57,932	(57,932)	—
Other asset acquisitions	—	(332,751)	—	(332,751)
Net cash used in investing activities	(76,806)	(461,643)	(57,932)	(596,381)
Cash flows from financing activities:
Proceeds from issuance of common stock	8,867	—	—	8,867
Repurchase of common stock	(114)	—	—	(114)
Proceeds from issuance of long-term debt	413,875	—	—	413,875
Repayment of long-term debt	(226,311)	—	—	(226,311)
Preferred stock dividend	(4,763)	—	—	(4,763)
Loss on retirement of debt	(920)	—	—	(920)
Financing fees	(639)	—	—	(639)
Increase in intercompany payable	(57,932)	—	57,932	—
Net cash provided by financing activities	132,063	—	57,932	189,995
Net increase in cash and cash equivalents	42,928	(12,597)	—	30,331
Effect of exchange rate changes on cash	—	566	—	566
Cash and cash equivalents, beginning of year	2,581	40,180	—	42,761
Cash and cash equivalents, end of year	$45,509	$28,149	$—	$73,658

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2002

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$2,581	$40,180	$—	$42,761
Accounts receivable, net	27,880	45,669	—	73,549
Intercompany receivable	1,475,393	—	(1,475,393)	—
Derivative assets	14,861	—	—	14,861
Prepaid expenses	7,922	5,436	—	13,358
Total current assets	1,528,637	91,285	(1,475,393)	144,529
Property and equipment, at cost:
Oil and gas properties, successful efforts method:
Proved properties	339,947	1,798,524	—	2,138,471
Unproved properties	29,252	75,178	—	104,430
Field services assets	—	39,185	—	39,185
Building and other office furniture and equipment	620	9,066	—	9,686
	369,819	1,921,953	—	2,291,772
Less accumulated depletion, depreciation and amortization	(131,946)	(353,383)	—	(485,329)
Net property and equipment	237,873	1,568,570	—	1,806,443
Other Assets:
Long-term derivative assets	14,824	—	—	14,824
Goodwill	—	246,712	—	246,712
Other assets	21,033	—	—	21,033
Total other assets	35,857	246,712	—	282,569
Total assets	$1,802,367	$1,906,567	$(1,475,393)	$2,233,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,301	$35,857	$—	$51,158
Accrued expenses	23,354	15,855	—	39,209
Ad valorem taxes payable	(2)	8,990	—	8,988
Intercompany payable	—	1,475,393	(1,475,393)	—
Derivative liabilities	56,156	—	—	56,156
Income taxes payable	—	86	—	86
Total current liabilities	94,809	1,536,181	(1,475,393)	155,597
Long-term debt	799,358	—	—	799,358
Deferred income taxes	(13,361)	137,891	—	124,530
Long-term derivative liabilities	21,305	—	—	21,305
Other liabilities	—	745	—	745
Total liabilities	902,111	1,674,817	(1,475,393)	1,101,535
Stockholders’ equity Preferred stock	29	—	—	29
Common stock	668	3	(3)	668
Additional paid-in capital	951,189	199,153	3	1,150,345
Treasury stock	(469)	—	—	(469)
Retained earnings	(32,753)	32,755	—	2
Accumulated other comprehensive income	(18,408)	(161)	—	(18,569)
Total stockholders’ equity	900,256	231,750	—	1,132,006
Total liabilities and stockholders’ equity	$1,802,367	$1,906,567	$(1,475,393)	$2,233,541

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
Operating revenues:
Oil and natural gas sales	$82,136	$346,294	$—	$428,430
Hedge settlements	(1,276)	—	—	(1,276)
Non-hedge settlements	822	—	—	822
Non-hedge change in fair value of derivatives	(26,723)	—	—	(26,723)
Gain (loss) on sale of operating assets, net	276	(1,961)	—	(1,685)
Net revenues	55,235	344,333	—	399,568
Operating expenses:
Lease operating expense	12,748	76,580	—	89,328
Production taxes	5	23,949	—	23,954
Transportation costs	317	7,644	—	7,961
Exploration	21,689	10,701	—	32,390
Depletion, depreciation and amortization	48,847	154,246	—	203,093
Impairment of proved properties	—	19,700	—	19,700
Impairment of unproved properties	3,046	6,915	—	9,961
Stock compensation expense	4,608	—	—	4,608
General and administrative	6,046	17,583	—	23,629
Total operating expenses	97,306	317,318	—	414,624
Operating income	(42,071)	27,015	—	(15,056)
Other income (expense):
Interest expense	(34,607)	(229)	—	(34,836)
Interest income	172	374	—	546
Change in interest rate swap fair value	—	226	—	226
Other	579	423	—	1,002
Income (loss) before income taxes	(75,927)	27,809	—	(48,118)
Benefit (provision) for income taxes:
Current	—	2,094	—	2,094
Deferred	27,609	(10,151)	—	17,458
Total provision for income taxes	27,609	(8,057)	—	19,552
Net income (loss)	(48,318)	19,752	—	(28,566)
Preferred stock dividends	(4,762)	—	—	(4,762)
Net income (loss) available to common stockholders	$(53,080)	$19,752	$—	$(33,328)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(48,318)	$19,752	$—	$(28,566)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	48,847	154,246	—	203,093
Exploration dry hole costs	13,955	5,591	—	19,546
Impairment of proved properties	—	19,700	—	19,700
Impairment of unproved properties	3,046	6,915	—	9,961
Deferred income taxes	(27,609)	10,151	—	(17,458)
Stock compensation expense	4,608	—	—	4,608
Change in derivative fair value	26,723	—	—	26,723
Amortization of financing fees	2,438	—	—	2,438
Changes in asset and liabilities, net of effects of loss (gain) on sale of assets	(276)	1,961	—	1,685
Other	(274)	—	—	(274)
Changes in asset and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(9,194)	6,285	—	(2,909)
Decrease (increase)in prepaid expenses and other assets	(5,575)	544	—	(5,031)
Decrease in net derivative liabilities	(9,636)	—	—	(9,636)
Decrease in accounts payable	(3,405)	(3,168)	—	(6,573)
Decrease in ad valorem taxes payable	(2)	(849)	—	(851)
Increase (decrease) in income taxes payable	248	(725)	—	(477)
Increase in accrued expenses	2,782	5,323	—	8,105
Decrease in other liabilities	—	(887)	—	(887)
Net cash provided by (used in) operating activities	(1,642)	224,839	—	223,197
Cash flows from investing activities:
Additions to property and equipment	(68,928)	(78,684)	—	(147,612)
Proceeds from sales of assets	750	12,561	—	13,311
Increase (decrease) in intercompany receivable	(547,479)	—	547,479	—
Other acquisitions	(328)	(679,562)	—	(679,890)
Other	—	28	—	28
Net cash used in (provided by) investing activities	(615,985)	(745,657)	547,479	(814,163)
Cash flows from financing activities:
Proceeds from issuance of common stock	267,787	—	—	267,787
Repurchase of common stock	(61)	—	—	(61)
Proceeds from issuance of long-term debt	639,000	—	—	639,000
Repayment of long-term debt	(285,000)	—	—	(285,000)
Preferred stock dividend	(4,762)	—	—	(4,762)
Gain in interest rate swap cancellation	3,705	—	—	3,705
Financing fees	(14,273)	—	—	(14,273)
Increase in intercompany payable	—	547,479	(547,479)	—
Net cash provided by (used in) financing activities	606,396	547,479	(547,479)	606,396
Net increase in cash and cash equivalents	(11,231)	26,661	—	15,430
Effect of exchange rate changes on cash	—	(253)	—	(253)
Cash and cash equivalents, beginning of year	13,812	13,772	—	27,584
Cash and cash equivalents, end of year	$2,581	$40,180	$—	$42,761

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
Operating revenues:
Oil and natural gas sales	$90,954	$226,324	$—	$317,278
Hedge settlements	—	2,091	—	2,091
Non-hedge settlements	—	15,300	—	15,300
Non-hedge change in fair value of derivatives	—	14,323	—	14,323
Gain (loss) on sale of operating assets, net	(304)	172	—	(132)
Net revenues	90,650	258,210	—	348,860
Operating expenses:
Lease operating expense	7,879	47,436	—	55,315
Production taxes	8	13,399	—	13,407
Transportation costs	421	4,736	—	5,157
Exploration	24,393	6,920	—	31,313
Depletion, depreciation and amortization	43,044	81,015	—	124,059
Impairment of proved properties	612	8,811	—	9,423
Impairment of unproved properties	5,562	1,412	—	6,974
Stock compensation expense	719	—	—	719
General and administrative	6,410	11,268	—	17,678
Total operating expenses	89,048	174,997	—	264,045
Operating income	1,602	83,213	—	84,815
Other income (expense):
Interest expense	(6,990)	(6,206)	—	(13,196)
Interest income	1,159	509	—	1,668
Change in interest rate swap fair value	—	4,960	—	4,960
Other	163	48	—	211
Income (loss) before income taxes	(4,066)	82,524	—	78,458
Benefit (provision) for income taxes:
Current	—	(2,006)	—	(2,006)
Deferred	1,547	(28,178)	—	(26,631)
Total benefit (provision) for income taxes	1,547	(30,184)	—	(28,637)
Net income (loss)	(2,519)	52,340	—	49,821
Preferred stock dividends	(1,587)	—	—	(1,587)
Net income (loss) available to common stockholders	$(4,106)	$52,340	$—	$48,234

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(2,519)	$52,340	$—	$49,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	43,044	81,015	—	124,059
Exploration dry hole costs	14,183	5,090	—	19,273
Impairment of proved properties	612	8,811	—	9,423
Impairment of unproved properties	5,562	1,412	—	6,974
Stock compensation expense	719	—	—	719
Change in derivative fair value	—	(14,323)	—	(14,323)
Loss (gain) on sale of assets	304	(172)	—	132
Deferred income taxes	(1,547)	28,178	—	26,631
Amortization of financing fees	323	112	—	435
Changes in asset and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(4,283)	14,409	—	10,126
Decrease in prepaid expenses and other assets	797	254	—	1,051
Decrease in net derivative liabilities	—	(23,245)	—	(23,245)
Increase (decrease) in accounts payable	7,193	(13,433)	—	(6,240)
Increase (decrease) in accrued expenses	(5,982)	(2,492)	—	(8,474)
Increase in ad valorem taxes payable	—	(1,130)	—	(1,130)
Increase in income taxes payable	—	301	—	301
Decrease in other liabilities	—	(260)	—	(260)
Net cash provided by operating activities	58,406	136,867	—	195,273
Cash flows from investing activities:
Additions to property and equipment	(76,083)	(111,842)	—	(187,925)
Proceeds from sales of assets	161	5,375	—	5,536
Other acquisitions	—	(6,319)	—	(6,319)
Increase (decrease) in intercompany receivable	18,340	—	(18,340)	—
Other	—	22	—	22
Net cash used in investing activities	(57,582)	(112,764)	(18,340)	(188,686)
Cash flows from financing activities:
Proceeds from issuance of common stock	576	—	—	576
Repurchase of common stock	(408)	—	—	(408)
Proceeds from issuance of long-term debt	590,000	—	—	590,000
Repayment of long-term debt	(577,898)	313	—	(577,585)
Preferred stock dividend	(1,587)	—	—	(1,587)
Financing fees	(10,153)	—	—	(10,153)
Increase in intercompany payable	—	(18,340)	18,340	—
Net cash provided by (used in) financing activities	530	(18,027)	18,340	843
Net increase in cash and cash equivalents	1,354	6,076	—	7,430
Cash and cash equivalents, beginning of year	12,458	7,696	—	20,154
Cash and cash equivalents, end of year	$13,812	$13,772	$—	$27,584

16.                               Supplemental Information Related to Oil and Gas Activities

The following tables set forth certain historical costs and costs incurred related to the Company’s oil and natural gas producing activities:

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands)
Capitalized costs Proved oil and natural gas properties	$2,707,228	$2,138,471	$1,446,331
Unproved oil and natural gas properties	119,331	104,430	105,539
Total oil and natural gas properties	2,826,559	2,242,901	1,551,870
Less: Accumulated depletion, depreciation and amortization	(721,631)	(481,396)	(280,737)
Net capitalized costs	$2,104,928	$1,761,505	$1,271,133
Costs incurred Proved property acquisition costs	$306,262	$618,597	$706,811
Unproved property acquisition costs	54,008	30,051	76,401
Exploration costs	66,940	35,198	60,704
Development costs	197,420	103,045	115,563
Total finding and development costs	624,630	786,891	959,479
Asset retirement costs - additions	10,303	—	—
Asset retirement costs - revisions	2,260	—	—
Costs Incurred	$637,193	$786,891	$959,479

Oil and Gas Reserve Information (Unaudited)

The following summarizes the policies used by the Company in preparing the accompanying oil and natural gas reserve disclosures, standardized measure of discounted future net cash flows relating to proved oil and gas reserves and reconciliation of such standardized measure between years.

Estimated quantities of the Company’s oil and gas reserves and the net present value of such reserves as of December 31, 2003 are based upon reserve reports prepared by Ryder Scott Company, L.P., Netherland, Sewell & Associates, Inc. and the Company’s engineering staff.  The Ryder Scott report covered 71% of the total net present value of estimates of total proved reserves. The Netherland Sewell report covered 16% and the internally generated report covered the remaining 13% of the net present value. Estimates of total proved reserves at December 31, 2002 were prepared by Ryder Scott Company, L.P. and the Company’s engineering staff.  Ryder Scott reports covered 81% of the total net present value of estimates of total proved reserves, preparing 58% and auditing 23%. The internally generated report covered the remaining 19% of the net present value. At December 31, 2001, Ryder Scott Company, L.P. audited 87% of the total net present value of estimates of total proved reserves and the remaining 13% of net present value of the reserves was unaudited. Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be recovered through existing wells with existing equipment and operating methods. Substantially all of the Company’s oil and natural gas reserves are located in the United States and the Gulf of Mexico.

The standardized measure of discounted future net cash flows from proved reserves was developed as follows:

1.               Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions.

2.               The estimated future cash flows from proved reserves were determined based on year-end prices held constant, except in those instances where fixed and determinable price escalations are included in existing contracts.

3.               The future cash flows are reduced by estimated production costs and costs to develop and produce the proved reserves, all based on year-end economic conditions and by the estimated effect of future income taxes based on statutory income tax rates in effect at each year end, the Company’s tax basis in its proved oil and natural gas properties and the effect of net operating loss, investment tax credit and other carryforwards.

The standardized measure of discounted future net cash flows does not purport to present, nor should it be interpreted to present, the fair value of the Company’s oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

The estimated net future development costs to develop the booked proved undeveloped reserves for 2004, 2005 and 2006 are $137.8 million, $166.9 million and $79.8 million, respectively.

Quantities of Oil and Gas Reserves (Unaudited)

The following table presents estimates of the Company’s net proved and proved developed oil and gas reserves:

	Oil (Mbls)	Gas (Mmcf)

Proved reserves at December 31, 2000	34,800	245,465
Revisions of previous estimates	(4,360)	(6,390)
Discoveries	6,057	55,366
Purchase of minerals in place	37,576	283,783
Sales of minerals in place	(488)	(1,599)
Production	(4,929)	(58,561)
Proved reserves at December 31, 2001	68,656	518,064
Revisions of previous estimates	6,008	(15,754)
Discoveries	3,082	39,936
Purchase of minerals in place	12,085	650,230
Sales of minerals in place	(2,735)	(5,555)
Production	(7,927)	(82,346)
Proved reserves at December 31, 2002	79,169	1,104,575
Revisions of previous estimates	(3,201)	340
Discoveries	2,768	171,967
Purchase of minerals in place	1,290	201,465
Sales of minerals in place	(1,623)	(1,933)
Production	(8,175)	(116,989)
Proved reserves at December 31, 2003	70,228	1,359,425
Proved developed reserves at December 31, 2001	51,068	401,823
Proved developed reserves at December 31, 2002	60,576	676,365
Proved developed reserves at December 31, 2003	57,474	819,724

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

	December 31,
	2003	2002	2001
	(In thousands)
Future cash flows	$9,625,476	$6,627,844	$2,543,696
Future production costs	(2,807,677)	(1,928,788)	(841,940)
Future development costs	(669,193)	(474,447)	(216,708)
Future net cash flows before tax	6,148,606	4,224,609	1,485,048
Future income taxes	(1,676,304)	(1,123,508)	(306,261)
Future net cash flows after tax	4,472,302	3,101,101	1,178,787
Annual discount at 10%	(1,944,683)	(1,334,650)	(431,758)
Standardized measure of discounted future net cash flows	$2,527,619	$1,766,451	$747,029
Discounted future net cash flows before income taxes	$3,485,638 (1)	$2,405,818 (2)	$924,343

(1)          The difference in the discounted future net cash flows before income taxes from December 31, 2002 to December 31, 2003 resulted almost entirely from (i) the addition of 209.2 Bcfe of proved reserves due to acquisitions, (ii) the addition of 188.6 Bcfe as discoveries and extension and (iii) the change in commodity prices used to determine future cash flows.

(2)          The difference in the discounted future net cash flows before income taxes from December 31, 2001 to December 31, 2002 resulted almost entirely from (i) the addition of 722.7 Bcfe of proved reserves due to acquisitions, (ii) the addition of 58.4 Bcfe as discoveries and extension and (iii) the upward revision of 20 Bcfe due to revisions of previous estimates and (iv) the change in commodity prices used to determine future cash flows.

Changes in Standardized Measure of Discounted Future Net Cash Flows (Unaudited)

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands)
Oil and natural gas sales, net of production costs	$(653,836)	$(307,187)	$(243,399)
Net changes in anticipated prices and production costs	646,461	659,541	(1,179,511)
Extensions and discoveries, less related costs	391,154	125,262	139,078
Changes in estimated future development costs	(111,226)	(32,309)	(10,284)
Previously estimated development costs incurred	151,958	73,422	50,704
Net change in income taxes	(318,652)	(462,053)	295,179
Purchase of minerals in place	558,245	825,382	489,733
Sales of minerals in place	(16,477)	(12,024)	(8,466)
Accretion of discount	240,582	92,434	157,089
Revision of quantity estimates	(39,508)	39,468	(35,347)
Changes in production rates and other	(87,533)	17,486	(6,146)
Change in standardized measure	$761,168	$1,019,422	$(351,370)

17.                               Supplemental Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	(In thousands, except per share amounts)
2003
Total revenues	$181,894	$180,627	$186,765	$184,403	$733,689
Gross profit(1)	134,668	131,626	141,715	143,938	551,947
Net income	20,441	14,408	25,823	8,435	69,107
Net income available to common stock	19,250	13,217	24,632	7,245	64,344
Net income per share(2)
Basic	0.29	0.20	0.37	0.11	0.96
Diluted	0.29	0.19	0.36	0.11	0.94
2002
Total revenues	$71,948	$111,331	$103,048	$113,241	$399,568
Gross profit(1)	52,755	80,479	72,709	99,968	305,911
Net income (loss)	(19,473)	2,410	2,165	(13,668)	(28,566)
Net income (loss) available to common stock	(20,663)	1,219	974	(14,858)	(33,328)
Net income (loss) per share(2)
Basic	(0.40)	0.02	0.02	(0.27)	(0.63)
Diluted	(0.40)	0.02	0.02	(0.27)	(0.63)

(1)          Gross profit is computed as the excess of oil and natural gas revenues, including hedge settlements and gathering income, over operating expenses.  Operating expenses include lease operating expense, production taxes, transportation costs and gathering expenses.

(2)          The sum of the individual quarterly net income (loss) per share may not agree with year-to-date net income per share as each period’s computation is based on the weighted average number of common shares outstanding during the period.